Exhibit 99.1

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Provides

Preliminary Revenue Results for the Third Quarter of 2007

—Revenues increase approximately 25 percent from third quarter of 2006;

Nine month revenues increase approximately 96 percent from

prior year reflecting ANTARA® acquisition—

Waltham, Mass., October 10, 2007 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today announced preliminary revenue results for the third quarter of 2007. The Company expects to record total revenues of approximately $15.5 million in the third quarter of 2007, compared to $12.4 million in total revenues in the third quarter of 2006. This increase reflects the Company’s acquisition of ANTARA® (fenofibrate) capsules in August 2006, halfway through the third quarter.

For the nine months ended September 30, 2007, the Company expects to record total revenues of approximately $54.5 million, with approximately two-thirds of the revenue from ANTARA and one-third from FACTIVE® (gemifloxacin mesylate) tablets. This compares to total revenues of $27.9 million for the nine months ended September 30, 2006.

During the third quarter of 2007, the Company expects to record approximately $12.5 million in revenue from ANTARA and approximately $3 million in revenues from FACTIVE. During the third quarter, ANTARA revenue was reduced by a $1.7 million charge related to the accounting treatment of a newly initiated rebate program to enhance patient loyalty and retention. This charge reflects the estimated accounting impact over the life of the program which is scheduled to conclude at the end of 2008.

The Company expects its total cash, including restricted cash and cash equivalents, as of September 30, 2007, to be approximately $61 million reflecting a cash position decrease of approximately $9 million during the third quarter of 2007.

During the third quarter of 2007, more than 133,400 prescriptions for ANTARA were filled, representing an 8% increase in dispensed prescriptions compared to the second quarter of 2007. In the third quarter, prescriptions for branded fenofibrates grew by 1% over the second quarter of 2007. The four-week rolling average for ANTARA weekly prescriptions has increased 30% from 8,210 at the end of the third quarter of 2006 to more than 10,740 at the end of the third quarter of 2007. During this same time period, the four-week rolling average for branded fenofibrate products grew by 8%.

In the third quarter of 2007, more than 41,500 prescriptions for FACTIVE were dispensed, compared to 46,000 prescriptions dispensed during the second quarter and 99,000 during the first quarter of 2007, reflecting seasonal trends and an increased promotional focus on ANTARA.

-more-

Q307 Preliminary Results

October 10, 2007

The Company plans to announce financial results for the third quarter of 2007 and host a conference call with investors in late October.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage pharmaceutical company marketing two FDA-approved products with its national primary care sales force. ANTARA® (fenofibrate) capsules is indicated for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE® (gemifloxacin mesylate) tablets is an antibiotic approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient also has a novel, late-stage antibiotic candidate, Ramoplanin, under investigation for the treatment of Clostridium difficile-associated disease (CDAD).

For important information regarding the safety and use of ANTARA and FACTIVE, please see the full prescribing information available at www.antararx.com and www.factive.com.

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to (i) expectations for 2007 third quarter financial results, (ii) estimates of the Company’s cash balance as of September 30, 2007, and (iii) the relative contribution to revenue of the Company’s products. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to (a) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products, (b) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidate; (c) delays by the FDA; and (d) claims against us by third parties, including claims relating to our intellectual property position. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2007 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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